Exhibit 99.1

Uranium Resources, Inc. Settles 2-Year Old Law Suit on Lease Agreement in Texas

Eliminates costly legal fees while enabling discussions on additional properties with approximately 250,000 pounds of in place mineralized uranium material

LEWISVILLE, Texas--(BUSINESS WIRE)--October 26, 2010--Uranium Resources, Inc. (NASDAQ: URRE) (“URI”) announced today that the counsel for Uranium Resources, Inc. and the plaintiffs signed a settlement agreement in the matter entitled Saenz v. URI Inc. pending in the 105th Judicial District Court, Kleberg County, Texas. The matter, as disclosed previously by the Company, was commenced in 2008 by the owners of the mineral estate of property leased to the Company, seeking to invalidate the lease.

While the Company believes that its defense in this matter is valid, counsel to the Company is unable to predict the outcome of the litigation and a reasonable cost for completion. Also, if a determination was made that invalidated the leases on which the Company has previously produced uranium, the outcome could have had material adverse affect on the Company’s financial condition. As a result, the Company believed it was in its best interest to settle the matter.

Don Ewigleben, President and CEO of URI, commented, “We are pleased to have come to an agreement on the lease regarding these properties in Texas. In addition to eliminating the cost associated with the law suit, we can now better focus our efforts on building our opportunities in Texas. Importantly, with this agreement, we can now broach additional discussions with the mineral rights owners. There’s an estimated 250,000 pounds of uranium within nearby acreage that could potentially be leased. Although this additional acreage would require permitting, it also makes mining the remaining 50,000 pounds of in place mineralized uranium material in our currently permitted area feasible.”

He concluded, “As we have discussed, Texas is an important component of our strategy and being able to move forward with opportunities without being encumbered with legal issues is critical to our success.” The Company produced approximately 338,000 pounds of uranium in 2007 and 2008 from wellfields 13 and 14 that were on the subject properties. These were among the best performing wellfields the Company operated.

Under the Settlement, the Plaintiffs will ratify, confirm and recognize the validity in all respects of the leases, agree to cooperate with the Company and execute a stipulation of interest with regard to their respective interests and agree to support and not interfere, either directly or indirectly, with the Company’s efforts to obtain permits, licenses or other authorizations from the different regulatory and governmental agencies with regard to any mining or other operations. The Company will pay to Plaintiffs $1.375 million in cash which includes amounts for prior royalties that the plaintiffs had previously refused to accept. In addition the royalty for future production from the leases will be amended from a 6.25% royalty rate to a sliding scale royalty. The Settlement, which was agreed to on September 29, 2010, is subject to execution of amendments to the leases to reflect the foregoing and to documentation of other aspects of the settlement and dismissal of the suit.

About Uranium Resources, Inc.

Uranium Resources Inc. explores for, develops and mines uranium. Since its incorporation in 1977, URI has produced over 8 million pounds of uranium by in-situ recovery (ISR) methods in the state of Texas where the Company currently has ISR mining projects. URI also has 183,000 acres of uranium mineral holdings and 101.4 million pounds of in-place mineralized uranium material in New Mexico and a NRC license to produce up to 1 million pounds of uranium per year. The Company acquired these properties over the past 20 years along with an extensive information database of historic mining logs and analysis. None of URI’s properties are currently in production.

URI’s strategy is to fully exploit its resource base in New Mexico and Texas, expand its asset base both within and outside of New Mexico and Texas, partner with larger mining companies that have undeveloped uranium or with junior mining companies that do not have the mining experience of URI, as well as provide restoration expertise to those that require the capability or lack the proficiency.

Uranium Resources routinely posts news and other information about the Company on its web site at www.uraniumresources.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words. All statements addressing operating performance, events, or developments that the Company expects or anticipates will occur in the future, including but not limited to statements relating to the Company’s mineralized uranium materials, timing of receipt of mining permits, production capacity of mining operations planned for properties in South Texas and New Mexico, planned dates for commencement of production at such properties, revenue, cash generation and profits are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties include, but are not limited to, the spot price and long-term contract price of uranium, weather conditions, operating conditions at the Company’s mining projects, government regulation of the mining industry and the nuclear power industry, world-wide uranium supply and demand, availability of capital, timely receipt of mining and other permits from regulatory agents and other factors which are more fully described in the Company’s documents filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of the Company’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company’s forward-looking statements. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release.

CONTACT:
Investors:
Kei Advisors LLC
Deborah K. Pawlowski, 716-843-3908
dpawlowski@keiadvisors.com
or
Craig Mychajluk, 716-843-3832
cmychajluk@keiadvisors.com
or
Media:
Uranium Resources, Inc.
April Wade, 505-440-9441
awade@uraniumresources.com
or
Company:
Uranium Resources, Inc.
Don Ewigleben, 972-219-3330
President and Chief Executive Officer